Exhibit 10.21
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the date of the last signature hereto, between The Trade Desk, Inc., a Nevada corporation (the “Company”), and Tahnil Davis (the “Executive”).
WHEREAS, effective as of the Effective Date, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Employment.
(a) Term. The term of this Agreement shall commence on January 23, 2026 (the “Effective Date”) and continue until the termination of the Executive’s employment in accordance with this Agreement (the “Term”).
(b) Position and Duties. During the Term, Executive shall serve as Chief Accounting Officer (“CAO”) and Principal Accounting Officer (“PAO”). For the period starting on the Effective Date and continuing through the date a New Chief Financial Officer (“New CFO”) commences employment with the Company (the “Interim CFO Period”), the Executive shall serve as the Interim Chief Financial Officer and Interim Principal Financial Officer of the Company (“Interim CFO”) in addition to serving as CAO and PAO. During the Term, the Executive shall have duties that are consistent with the Executive position or positions that she may hold from time to time. During the Interim CFO Period, the Executive shall report directly to the CEO and to the Board of Directors (the “Board”). After the Interim CFO Period, the Executive shall report directly to the New CFO and report to the CEO and the Board. For a three-month period after the end of the Interim CFO Period (the “Transition Period”), the Executive shall, in addition to performing her duties as CAO and PAO, assist the New CFO in transitioning into the CFO position. The Executive shall devote substantially all of her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may (i) serve on other boards of directors, with the approval of the Board, or (ii) engage in religious, charitable or other community activities, or fulfill limited teaching, speaking and writing engagements, in each case, as long as such services and activities do not, individually or in the aggregate, materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement. Effective as of the Effective Date, this Agreement shall become the sole binding contract relating to Executive’s employment with the Company.
2. Compensation and Related Matters.
(a) Base Salary. During the Term, the Executive shall be paid a base salary at an annualized rate of $567,000 per year. The base salary in effect at any given time is referred to herein as “Base Salary.” The Executive’s Base Salary shall be reviewed annually by the Board or designated committee thereof. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers, but no less often than monthly.
(b) Stipend. During the Interim CFO Period, in addition to the Base Salary, the Executive shall be paid a stipend at the rate of $635 per week (“Stipend”), which shall be paid in the same manner and at the same time as Base Salary.
(c) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or designated committee thereof from time to time. The Executive’s target annual incentive compensation for 2026 is prorated amount equal to target incentive compensation of $267,500 from January 1 through the day preceding the Effective Date and target incentive compensation of $567,000 from the Effective Date through year-end. Cash incentive compensation will be paid to the Executive in quarterly installments no later than sixty (60) days after the end of each relevant calendar quarter, subject to the Executive’s continued employment by the Company through the end of such calendar quarter. The cash incentive amount shall not include, and Executive shall not be entitled to, any payment for subsequent quarters of the year, true-up payment, or payment of uncapped amounts for past quarters, regardless of achievement of Company performance objectives in subsequent quarters. Notwithstanding anything to the contrary in this Agreement, Executive shall remain eligible for her incentive compensation bonus for the fourth quarter of 2025 with respect to Executive’s role as Chief Accounting Officer, subject to the terms and conditions of the Company’s Executive Bonus Plan.
(d) Retention Award. For each calendar quarter in the Interim CFO Period and the Transition Period, the Executive shall be paid a cash retention award (“Retention Award”) of $187,500, which will be prorated for any calendar quarter which begins before the Interim CFO Period or ends after the earlier of the Transition Period or the Date of Termination. Each Retention Award shall be paid within 30 days after the end of each calendar quarter in which it is earned.
(e) Equity Awards. The Executive will be eligible to receive awards of stock options, RSUs or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Any equity awards already outstanding held by the Executive as of the Effective Date shall remain outstanding and continue vesting on their current terms and conditions (and shall not be forfeited upon an expiration of the Interim CFO Period if the Executive remains employed with the Company during the Term following such expiration).
(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(g) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(h) Vacation. During the Term, the Executive shall be entitled to participate in any Company paid-time-off program applicable to its senior executives, as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.
(i) Attorneys’ Fees. The Company shall pay the Executive or the Executive’s attorneys, at the direction of the Executive, the amount of the reasonable attorneys’ fees and costs billed to the Executive by her attorneys in connection with the negotiation and drafting of this Agreement; provided that such amount shall not exceed $25,000 in the aggregate. The Executive shall submit such bills within 45 days after this Agreement becomes effective, and the Company shall make the payment within 30 days after its receipt of the bills.
3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a) Death. The Executive’s employment hereunder shall terminate upon her death.
(b) Disability. The Company may terminate the Executive’s employment if she is disabled and has been unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of or plea of no contest to a felony or a crime involving any financial dishonesty against the Company; (ii) the Executive’s willful misconduct that causes material harm or loss to the Company, including, but not limited to, misappropriation or conversion of Company assets; (iii) the Executive’s gross negligence or refusal or willful failure to act in accordance with any specific lawful direction or order of the Company (or a parent or subsidiary)

which causes material harm or loss to the Company (and the Executive’s failure to cure the same, to the extent capable of cure, within 30 days of receiving written notice from the Company (or any acquirer or successor)); (iv) the Executive’s material breach of any agreement with the Company (or a parent or subsidiary of the Company) which causes material harm or loss to the Company (and the Executive’s failure to cure the same, to the extent capable of cure, within 30 days of receiving written notice from the Company (or any acquirer or successor)); (v) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e) Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 60 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. For the avoidance of doubt, it is acknowledged and agreed that (A) Executive’s change in responsibilities, authority and duties as a result of ceasing to serve as the Interim CFO and (B) the compensation changes as a result of ceasing to serve as the Interim CFO, in each case, shall not constitute Good Reason hereunder.
(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 14 days after the date on which a Notice of Termination is given, provided, however, for any such notice delivered during the Interim CFO Period, the Date of Termination will be 30 days after delivery of the notice; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4. Compensation Upon Termination.
(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(f) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Date of Termination; (ii) any vested benefits the Executive may have under any employee benefit plans of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (iii) any benefits the Executive may have under any employee welfare benefit plans of the Company related to the Executive’s employment with the Company through the Date of Termination, which benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
(b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive her Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i) the Company shall pay the Executive an amount equal to: (A) the sum of (1) the Executive’s then current Base Salary plus (2) the Executive’s target annual incentive compensation for the then-current year (the “Cash Severance”); and (B) a prorated portion of the annual incentive compensation based on actual achievement of performance objectives for the quarter of termination which shall be pro-rated as set forth in the Executive Bonus Plan (the “Incentive Amount”). The Incentive Amount shall not include, and Executive shall not be entitled to, any payment for subsequent quarters of the year, true-up payment, or payment of uncapped amounts for past quarters, regardless of achievement of performance objectives in subsequent quarters. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the Confidentiality Agreement (as defined below), all payments of each of the Cash Severance and Incentive Amount shall immediately cease; and
(ii) The Retention Awards that the Executive would have earned had the Executive continued in employment through the earlier of (i) the end of the Transition Period and (ii) three months following the Date of Termination (including a pro-rated amount for the quarter in which the Date of Termination occurs), which will be paid at the time the Retention Awards would have been paid had the Executive continued in employment.
(iii) upon the Date of Termination, all stock options and other stock-based awards that are subject to time-based vesting in which the Executive would have vested if she had remained employed for an additional 12 months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; provided, however that accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the award agreement governing a particular equity award; and
(iv) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company (the “COBRA Amount”); and
(v) the Cash Severance and the COBRA Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Cash Severance and the COBRA Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Incentive Amount shall be paid at the same time such annual incentive compensation is otherwise paid by the Company.

Notwithstanding any provision of this Agreement to the contrary, the Separation Agreement and Release shall not require the Executive to release or waive any claim or right with respect to: Accrued Benefits; vested equity awards; any payment described in Section 4(b) or Section 5 of this Agreement; or any right to indemnification or advancement in the Indemnification Agreement, or on any other basis, as described in Section 7(d) of this Agreement.
5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within three months prior to the occurrence of the first event constituting a Change in Control through 24 months following a Change in Control. These provisions shall terminate and be of no further force or effect beginning 24 months after the occurrence of a Change in Control.
(a) Change in Control. During the Term, if within three months prior to a Change in Control through 24 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates her employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release,
(i) the Company shall pay the Executive a lump sum in cash in an amount equal to: (A) 2.0 times the sum of (1) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (2) the Executive’s target annual incentive compensation for the then-current year; and (B) the Incentive Amount; and
(ii) except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards that are subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; provided, however, accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the award agreement governing a particular equity award; and
(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, a lump sum in cash in an amount equal to 24 months of the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(b) Additional Limitation.
(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A24(b) or (c).
(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.
(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7. Confidential Information, Cooperation and Indemnification.
(a) Confidentiality Agreement. The terms of the Employee Confidentiality & Inventions Agreement, executed on or around March 3, 2015 (the “Confidentiality Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference in this Agreement. The Executive hereby reaffirms the terms of the Confidentiality Agreement as material terms of this Agreement.
(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).
(d) Indemnification. The Executive shall enter into the Company’s standard form indemnification agreement. The rights of indemnification set out in this Section 7(d) shall be in addition to, and not exclusive of, any other rights to which the Executive may be entitled under the Company’s articles of incorporation or bylaws, or any other agreement with the Company, any action taken by the stockholders or disinterested directors of the Company, or otherwise.
(e) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Confidentiality Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Confidentiality Agreement or this Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the Confidentiality Agreement or this Section 7 (other than her promise to testify as witness when requested) during a period when she is receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of her duties under this Agreement.
(f) Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with the Board or any committee of the Board, or with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor do any of the provisions of the Confidentiality Agreement apply to truthful testimony in litigation. Further, notwithstanding anything herein to the contrary, to the extent required under applicable law, nothing in this Agreement limits the ability of the Executive to share compensation information concerning the Executive or others, except that the Executive may not disclose compensation information concerning others obtained because the Executive’s job responsibilities require or allow access to such information.
8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Los Angeles, CA, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Confidentiality Agreement remains in full force and effect.
11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).
13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Company agrees that the Good Reason Process applies to any claim by the Executive that the Company has breached this Agreement; that the Executive’s continued employment with the Company during the Good Reason Process shall not be considered to be an election of remedies by the Executive with respect to any such alleged breach; and that the Company waives any election of remedies defense to a breach of contract claim by the Executive arising from such continued employment.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18. Governing Law. This contract shall be construed under and be governed in all respects by the laws of California, without giving effect to the conflict of laws principles thereof.
19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.
THE TRADE DESK, INC.
/s/ Jeff Green
By:    Jeff Green
Its:    Chief Executive Officer
EXECUTIVE

/s/ Tahnil Davis
Tahnil Davis

Exhibit A
Employee Confidentiality & Inventions Agreement

THE TRADE DESK, INC.
EMPLOYEE CONFIDENTIALITY & INVENTIONS AGREEMENT

This Agreement is entered by and between The Trade Desk, Inc. (the “Company”), and the undersigned employee (“Employee”) effective as of the first date on which the Employee provides services for the Company.
In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:
1.Confidential Information.
(a)Company Information. Employee shall at all times during the term of Employee’s employment with the Company and thereafter, hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, investors, business partners, customer lists and customers (including, but not limited to, those of the Company on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, technology, developments, inventions, processes, methods of operation, formulas, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. “Confidential Information” does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)Former Employer Information. Employee shall not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and Employee shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)Third Party Information. Employee shall hold all confidential or proprietary information that the Company has received from any third party to which it is the Company’s obligation to maintain the confidentiality of such information and to use it only for certain limited purposes in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.
2.Inventions. Employee hereby represents, warrants and covenants with respect to Prior Inventions or Inventions (each, as defined below), as the case may be, as follows:

(a)Inventions Retained and Licensed. Employee hereby represents that there are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee (and not to any prior employer), which relate to the Company’s business, proposed business, products or research and development, and which are not assigned to the Company hereunder. If in the course of Employee’s employment with the Company, Employee incorporates into a product, process or machine for the benefit of the Company or any of its wholly owned subsidiaries a Prior Invention owned by Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)Assignment of Inventions. Employee shall make, or will promptly make, full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), except as specifically provided in Section 2(f) below. Employee hereby acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company are (i) “works made for hire,” as that term is defined in the United States Copyright Act (to the extent protectable by copyright); and (ii) together with all related intellectual property rights of any sort anywhere in the world, the sole property of the Company. Employee hereby understands and agrees that the decision whether or not to commercialize or market any Inventions developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions.

(c)Inventions Assigned to the United States. Employee shall assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)Maintenance of Records. Employee shall keep and maintain adequate and current written records of all Inventions made solely or jointly with others during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)Patent and Copyright Registrations. Employee shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee agrees that it is Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers after the termination of this Agreement. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(f)Exception to Assignments. It is agreed and acknowledged that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Inventions which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). Employee will advise the Company promptly in writing of any Inventions that the Employee believes meet the criteria in California Labor Code Section 2870.
3.Conflicting Employment. Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and shall devote Employee’s full business time and effort to the performance of Employee’s duties hereunder. Employee shall not, during the term of Employee’s employment with the Company, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company, or its subsidiaries are now involved or become involved during the term of Employee’s employment, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

4.Returning Company Documents. At the time of leaving the employ of the Company, Employee covenants that Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d).

5.Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee agrees to grant consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.

6.Solicitation of Employees. Employee covenants that, for a period of twelve months immediately following the termination of Employee’s relationship with the Company for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away their employees, either for Employee or for any other person or entity.

7.Passwords, etc.; Expectation of Privacy. Employee will not (i) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to Employee or (ii) obtain, possess or use in any manner a Company password or key that is not assigned to Employee. Employee will use his or her best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to Employee and will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to Employee. Employee acknowledges and agrees that Employee has no expectation of privacy with respect to Company telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that activity and any files or messages on or using any of those systems may be monitored at any time without notice.

8.Right to Advice of Counsel. Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of Employee’s rights and obligations under this Agreement.
9.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.Notice Clause. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party. Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) upon personal delivery to the party to be notified (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed in accordance with this Section.
11.Arbitration.
(a)Except as provided in Section 10(e) below, this Agreement shall be governed by the Federal Arbitration Act and the California Arbitration Act. The parties hereby agree that a neutral arbitrator from the American Arbitration Association (“AAA”) will administer any such arbitration(s) under the AAA’s National Rules for the Resolution of Employee Disputes. The arbitration shall take place in Los Angeles, California.

(b)The parties may conduct only essential discovery (i.e., discovery sufficient to arbitrate the claim at issue) prior to the hearing, as defined by the AAA arbitrator. Following the hearing, the AAA arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. The parties agree that the result of arbitration hereunder shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction. The arbitration ruling may be subject to limited judicial review as provided by applicable law.

(c)Employee shall bear only those costs of arbitration he or she would otherwise bear had Employee brought a claim covered by this Agreement in court. The Company shall pay for the costs that are unique to the arbitration. Each party will be responsible for payment of its own attorneys’ fees. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party.
(d)The arbitrator shall not have any power, authority or jurisdiction to change or modify any provision of this Agreement.

(e)The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or a conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(f)EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE’S RELATIONSHIP WITH THE COMPANY, INCLUDING, BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.
12.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

13.Integration. This Agreement, together with the offer letter executed on or about the date hereof, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

The Trade Desk, Inc.

/s/ Paul Ross
Paul Ross
Chief Financial Officer

EMPLOYEE

/s/ Tahnil Davis
Tahnil Davis

EXHIBIT A
To
EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of employee’s rights in an invention to employee’s employer shall not apply to an invention that the employee developed entirely on employee’s own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision, the provision is against the public policy of this state and is unenforceable.”